Exhibit (d)(2)
     EXECUTION COPY
TENDER AND SUPPORT AGREEMENT
     TENDER AND SUPPORT AGREEMENT (this “Agreement”) dated as of November 23, 2008 by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Binder Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), and each stockholder listed on Annex I (each, a “Stockholder” and collectively, the “Stockholders”), each an owner of Shares of Omrix Biopharmaceuticals, Inc., a Delaware corporation (the “Company”).
     WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Shares set forth opposite such Stockholder’s name under the heading “Shares Beneficially Owned” on Annex I (all such directly owned Shares which are outstanding as of the date hereof and which may hereafter be acquired pursuant to acquisition by purchase, stock dividend, distribution, stock split, split-up, combination, merger, consolidation, reorganization, recapitalization, combination or similar transaction, being referred to herein as the “Subject Shares;” provided that “Subject Shares” shall not include Shares beneficially owned in the form of Company Options or restricted stock, but only to the extent such Shares remain unvested, restricted or unexercised, as the case may be);
     WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof by and among Parent, Sub and the Company, Parent and Sub have requested that each Stockholder, and in order to induce Parent and Sub to enter into the Merger Agreement, each Stockholder (only in such Stockholder’s capacity as a stockholder of the Company) has agreed to, enter into this Agreement;
     WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:
ARTICLE 1
AGREEMENT TO TENDER
          Section 1.01 Agreement to Tender. Each Stockholder shall duly tender, in the Offer, all of the Subject Shares pursuant to and in accordance with the terms of the Offer, provided the Offer price does not decrease. Promptly, but in any event no later than ten Business Days after the commencement of the Offer, each Stockholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to his or its Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct such Stockholder’s broker or such other

Person that is the holder of record of any Subject Shares beneficially owned by such Stockholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. Each Stockholder shall duly tender to Sub during any Subsequent Offering Period provided by Sub in accordance with the terms of the Offer, all of the Subject Shares, if any, which shall have been issued after the expiration of the Offer. Each Stockholder agrees that once his or its Subject Shares are tendered pursuant to the terms hereof, such Stockholder will not withdraw any tender of such Subject Shares, unless and until (i) the Offer shall have been terminated or shall have expired, in each case, in accordance with the terms of the Merger Agreement, or (ii) this Agreement shall have been terminated in accordance with Section 2.03 hereof.
          Section 1.02 Voting of Subject Shares. At every meeting of the stockholders of the Company called for such purpose, and at every adjournment or postponement thereof, each Stockholder shall, or shall cause the holder of record on any applicable record date to, vote his or its Subject Shares (to the extent that any of such Stockholder’s Subject Shares are not purchased in the Offer and provided that the Offer price was not decreased) (i) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, (ii) against (A) any agreement or arrangement related to any Acquisition Proposal, and (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders, and in connection therewith, such Stockholder shall execute any documents which are necessary or appropriate in order to effectuate the foregoing. Each Stockholder shall retain at all times the right to vote his or its Subject Shares in his or its sole discretion and without any other limitation on those matters other than those set forth in this Section 1.02 that are at any time or from time to time presented for consideration to the Company’s stockholders generally. In the event that any meeting of the stockholders of the Company is held, such Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause his or its Subject Shares (to the extent that any of such Stockholder’s Subject Shares are not purchased in the Offer) to be counted as present thereat for purposes of establishing a quorum.
          Section 1.03 No Transfers; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, such Stockholder shall not, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of such Stockholder’s Subject Shares or any interest therein (except where the transferee or third party agrees in writing to be bound by the terms hereof), or create or permit to exist any lien that would prevent such Stockholder from tendering his or its Subject Shares in accordance with this Agreement or from complying with his or its other obligations under this Agreement, other than any restrictions imposed by applicable Law or pursuant to this Agreement, on any such Subject Shares, (ii) enter into any contracts inconsistent with the terms hereof with respect to any transfer of such Subject Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares relating to the subject matter hereof, (iv) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares, or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of his or its obligations hereunder or the transactions contemplated hereby.
          Section 1.04 Appraisal Rights. Each Stockholder agrees not to exercise any appraisal rights in respect of his or its Subject Shares which may arise with respect to the Merger.
          Section 1.05 Documentation and Information. Each Stockholder (i) consents to and authorizes the publication and disclosure by Parent of his or its identity and holding of Subject Shares, and the nature of his or its commitments, arrangements and understandings under this Agreement, in any press release, the Offer Documents, or any other disclosure document required in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, and (ii) agrees as promptly as practicable to give to Parent any information reasonably related to the foregoing that it may reasonably require for the preparation of any such disclosure documents. Each Stockholder agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent such Stockholder becomes aware that any such information shall have become false or misleading in any material respect.
          Section 1.06 Changes to Shares. In the event of any stock dividend or distribution, or any change to the Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or any other similar transaction, the term “Shares” as used in this Agreement shall be deemed to refer to and include the Shares and all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in the relevant transaction.
          Section 1.07 Representations and Warranties. Each Stockholder represents and warrants to Parent and Sub as follows:
     This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of each of Parent and Sub, constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under, any provision of any contract binding upon such Stockholder or any of its Affiliates, except for any such conflicts, breaches, terminations and defaults which would not, individually or in the aggregate, be reasonably expected to prevent, delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement. Each Stockholder has, and on the date Sub becomes obligated to accept for payment, purchase and pay for such Stockholders’ Shares such Stockholder will have, good and valid title to the Subject Shares, free and clear of any liens, proxies, voting trusts or agreements, understandings or arrangements. There are no options or rights to acquire, or any agreements to which such Stockholder is a party relating to, the Subject

Shares, other than this Agreement. As of the date hereof, the Shares Beneficially Owned by each Stockholder represent all of the Shares beneficially owned (within the meaning of Rule 13d 3 under the Exchange Act) by such Stockholder.
ARTICLE 2
MISCELLANEOUS
          Section 2.01 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:
(a)	if to Parent or Sub, to:

Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, New Jersey 08933 Facsimile: (732) 524-2788 Attention: Office of the General Counsel

with a copy to:

Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 Telephone: (212) 474-1964 Facsimile: (212) 474-1000 Attention: Robert I. Townsend III, Esq.

if to Robert Taub, to:

Robert Taub
Chief Executive Officer
Omrix Biopharmaceuticals, Inc.
1120 Avenue of the Americas, 4th Floor
New York, New York 10036
Telephone: (212) 887-6501
Facsimile: (212) 887 6550
Attention: Robert Taub

if to TINV SA, to:

Avenue Blucher 63 Brussels, Belgium B-1180 Telephone: 011-32-2379-2661 Facsimile: 322 3759556 Attention: Robert Taub

if to MINV SA, to:

Avenue Blucher 63 Brussels, Belgium B-1180 Telephone: 011-32-2379-2661 Facsimile: 322 3759556 Attention: Robert Taub

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Telephone: (212) 735 3000 Facsimile: (212) 735-2000 Attention: David Fox
or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.
          Section 2.02 Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional documents as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          Section 2.03 Termination. This Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms (ii) the Effective Time or (iii) upon reduction of the Offer Price.
          Section 2.04 Amendments and Waivers.
               (a) The parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.
               (b) Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
          Section 2.05 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.
          Section 2.06 Binding Effect; Benefit; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
          Section 2.07 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
          Section 2.08 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.
          Section 2.09 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that such party will not bring any action relating to this Agreement in any court other than the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware and (d) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the

Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware. Each of Parent, Sub and each Stockholder agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          Section 2.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 2.09 hereof in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to such party’s address as specified in or pursuant to Section 2.01 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
          Section 2.11 Entire Agreement; Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
          Section 2.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
          Section 2.13 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 2.09.
          Section 2.14 Stockholder Capacity. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require any Stockholder to attempt to) affect or limit any Stockholder who is a director or officer of the Company from acting in such capacity (it being understood that this Agreement shall apply to each Stockholder solely in each Stockholder’s capacity as a stockholder of the Company).
          Section 2.15 Stockholder Obligations Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JOHNSON & JOHNSON
By:	/s/ John A. Papa
	Name:	John A. Papa
	Title:	Treasurer

BINDER MERGER SUB, INC.
By:	/s/ James J. Bergin
	Name:	James J. Bergin
	Title:	Vice President

ROBERT TAUB
/s/ Robert Taub

TINV SA

By:	Robert Taub
	Name:	Robert Taub
	Title:	Administrateur délégné

MINV SA
By:	/s/ Robert Taub
	Name:	Robert Taub
	Title:	Administrateur délégné

ANNEX I

		Subject Shares
		Outstanding as of
	Shares	November 22,
Stockholder	Beneficially Owned	2008
Robert Taub	2,902,103 [1]	1,506,840
TINV SA	1,005,130	1,005,130
MINV SA	285,133	285,133

[1]	This amount includes 65,000 options which will not be exercised. Since these options will not be exercised, the underlying Shares will not be tendered in the Offer. This amount also includes 40,000 shares of restricted stock that would only vest at the Merger. For this reason, they, too, will not be tendered in the Offer.